COMPUTATION OF EARNINGS PER COMMON SHARE Exhibit 11
                                   (unaudited)


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                                                            For the three months ended       For the nine months ended
                                                                       June 30                     June 30
                                                                       -------                     -------
                                                            1996             1995              1996             1995

Net income (loss)                                           $122,900         $(32,971)         $   31,182       $(545,350)
- -----------------                                           ========         =========          ==========       ==========
Primary earnings per share:
     Adjusted net income under treasury stock method
     (reduced interest expense)                             $135,434               ---          $   46,597              ---
                                                            =========        ==========         ==========       ===========
     Shares:
Weighted average number of
     common shares outstanding                             6,667,304         4,062,799           5,477,580        3,829,028
Excess of shares issuable for the assumed
 exercise  of  options  and  warrants  over the
 number  of shares  possible  of repurchase  using
 the proceeds  from the exercise of such options
 and warrants, at the average market price
 (treasury stock method)                                    2,495,186               ---           1,028,286               ---
                                                            ---------         ---------          ----------         ----------
Weighted average number of common and
 common equivalent shares outstanding                       9,162,490         4,062,799           6,505,866          3,829,028
                                                            =========         =========           =========          =========
Primary earnings per share (loss)                           $     .01        $   (.01)             $    .01         $    (.14)
- ---------------------------------                           =========         ==========          ==========         =========
Fully diluted earnings per share
- --------------------------------
     Shares:
Weighted average number of common shares
 outstanding                                               6,667,304         4,062,799           5,477,580          3,829,028
Excess of shares issuable for the assumed
 exercise  of  options  and  warrants  over the  number
 of shares  possible of repurchase using the
 proceeds from the exercise of such options and warrants,
 at the closing market price (treasury stock method)       2,624,806              ----           1,640,456                ---
                                                           ----------        ----------          ----------          ---------
Weighted average number of common and
 common equivalent shares outstanding                      9,292,110         4,062,799           7,118,036          3,829,028
                                                           =========         =========           =========          ==========

Fully diluted earnings (loss) per share                   $     .01         $    (.01)            $   ---            $  (.14)
- ---------------------------------------                   ===========        ===========         ==========         ===========
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